Exhibit 99.1

FOR IMMEDIATE RELEASE

MAY 18, 2012

CHESAPEAKE ENERGY CORPORATION REDUCES BOARD COMPENSATION

OKLAHOMA CITY, OKLAHOMA, MAY 18, 2012 – The Board of Directors of Chesapeake Energy Corporation (NYSE:CHK) today announced that it has adopted a new compensation arrangement for outside directors that reduces compensation by approximately 20% and eliminates the use of fractionally owned aircraft for personal travel by outside directors. The Board has taken this action in consultation with an independent compensation advisor as part of a broader review of the company’s executive compensation programs. As noted in Chesapeake’s recently filed proxy statement, the Board had been reviewing its compensation for 2012 and beyond and today’s announcement completes that review process for the Board’s compensation arrangements. The proxy statement also discloses that the company has implemented a number of changes to its executive compensation program, including reducing the Chief Executive Officer’s compensation for 2011 and better aligning the entire executive management team’s compensation with company performance for 2012 and beyond, as well as retaining an independent compensation advisor for the Board’s Compensation Committee.

Under the new Board compensation arrangement, which is effective immediately, outside directors will receive total annual compensation of $350,000, comprised of a $100,000 cash component and a $250,000 equity component. This reduces director compensation to a level at or below the average director compensation of the company’s peers.

The Board also reported that the search for an independent Non-Executive Chairman is progressing. The Board’s Nominating and Corporate Governance Committee is considering potential candidates with no previous substantive relationship with Chesapeake. Upon the appointment of an independent Non-Executive Chairman, Aubrey K. McClendon will relinquish the position of Chairman and continue as Chief Executive Officer. The Board is continuing its review of the financing arrangements between Mr. McClendon (and the entities through which he participates in the FWPP) and any third party that has had or may have a relationship with the company in any capacity.

Merrill A. (“Pete”) Miller, Jr., Chesapeake’s Lead Independent Director and President and Chief Executive Officer of National Oilwell Varco, Inc., said, “Over the past year, the Board has been undertaking a review of, and implementing changes to, the company’s compensation programs. We believe these latest changes to the directors’ compensation will address concerns raised by shareholders and better align Chesapeake with its peers.”

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Marcellus, Haynesville, Bossier, and Barnett natural gas shale plays and in the Eagle Ford, Utica, Mississippi Lime, Granite Wash, Cleveland, Tonkawa, Niobrara, Bone Spring, Avalon, Wolfcamp and Wolfberry unconventional liquids plays. The company has also vertically integrated its operations and owns substantial marketing, midstream and oilfield services businesses directly and indirectly through its subsidiaries Chesapeake Energy Marketing, Inc., Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM). Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes “forward-looking statements” that give Chesapeake’s current expectations or forecasts of future events. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

Additional Information and Where to Find It

On May 11, 2012, the company filed a definitive proxy statement with the Securities and Exchange Commission in connection with its 2012 annual meeting of shareholders. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, WHICH CONTAINS IMPORTANT INFORMATION. You may obtain the definitive proxy statement as well as other relevant documents, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the company with the SEC can also be obtained, free of charge, at www.chk.com.

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